CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Jacob Forward ETF, a series of shares of beneficial interest in Jacob Funds, Inc., filed with the Securities and Exchange Commission.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
May 21, 2021